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                                                                    EXHIBIT 23.1




              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the use in this First Amendment to the Registration Statement on Form S-1 and Prospectus of Artificial Life, Inc. of our report dated September 10, 1998, except for Note 2 as to which the date is September 22, 1998, Notes 7 and 8 as to which the date is September 23, 1998, and Note 10 as to which the date is October 16, 1998, on the balance sheets of Artificial Life, Inc. as of December 31, 1997 and 1996, and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997 and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.



                                             /s/ Wolf & Company, P.C.



Wolf & Company, P.C.




Boston, Massachusetts
November 3, 1998